Exhibit (a)(1)(D)

Offer to Purchase for Cash
Up To 4,440,000 Ordinary Shares
of
Elron Electronic Industries Ltd.
at
$12.00 Net Per Share
by
Discount Investment Corporation Ltd.

The Offer Period and Withdrawal Rights will Expire at 10:00 a.m., New York Time, and 5:00 p.m., Israel
Time, on Wednesday, November 29, 2006, Unless the Offer is Extended.

October 25, 2006

To Our Clients:

        Enclosed for your consideration are the Offer to Purchase, dated October 25, 2006, and the related Letter of Transmittal, which as amended from time to time, together constitute the Offer, in connection with the tender offer of Discount Investment Corporation Ltd. (the “Purchaser”), to purchase up to 4,440,000 ordinary shares, par value NIS 0.003 per share (the “Shares”) of Elron Electronic Industries Ltd. (“Elron”), at a price of $12.00 per Share, net to the seller in cash, less any applicable withholding taxes, and without interest, upon the terms of, and subject to the conditions to, the Offer. The description of the Offer in this letter is only a summary and is qualified by all the terms of, and conditions to, the Offer set forth in the Offer to Purchase and Letter of Transmittal.

        We are (or our nominee is) the holder of record of Shares held by us for your account. A tender of your Shares in the Offer can be made only by us as the holder of record of the Shares and only pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

        Please instruct us as to whether you wish us to tender on your behalf any or all of the Shares held by us for your account, upon the terms of, and subject to the conditions to, the Offer. Alternatively, you may simply not give us any instructions, and in such case we will not tender any of the Shares held by us for your account.

        If you determine to tender your Shares in the Offer, we also request instructions as to whether you are eligible for an exemption from Israeli withholding tax by completing the enclosed Declaration Form (“Declaration of Status for Israeli Income Tax Purposes”). In this respect, as more fully described in the Offer to Purchase, pursuant to Israeli tax law, the Purchaser will withhold 10.25% from the cash payment (if any) made to you with respect to Shares tendered by you and accepted for payment by the Purchaser pursuant to the Offer, unless you are either (1) eligible for a full exemption from such tax and complete and submit to us the Declaration Form together with your tender instructions, or (2) otherwise eligible for an exemption or a more favorable Israeli withholding tax rate. We are (or our nominee is) the holder of record of Shares held by us for your account and, therefore, you may submit the Declaration Form only to us. You are urged to consult your tax advisors regarding the application of Israeli income and withholding taxes (including eligibility for any Israeli withholding tax reduction or exemption, and the refund procedure). See Section 5 of the Offer to Purchase, which also sets forth important information with respect to U.S. backup withholding taxes.

        Your attention is directed to the following:

        1. The offer price is $12.00 per Share, net to you in cash, less any applicable withholding taxes and without interest.

        2. The Offer is being made for up to 4,440,000 Shares.

        3. Shareholders wishing to tender their Shares may do so until 10:00 a.m., New York time, and 5:00 p.m., Israel Time, on Wednesday, November 29, 2006 (the “Expiration Date”), unless the Offer is extended. The period from the commencement of the Offer until the Expiration Date (as may be extended by the Purchaser) is referred to as the Offer Period.

        4. Promptly following the Expiration Date, the Purchaser will publicly announce whether or not the conditions to the Offer have been satisfied or, subject to applicable law, waived by the Purchaser. Conditions to the Offer are that:

š	at any time on or after commencement of the Offer and prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Expiration Date, no “event” (as such term is defined in Section 11 of the Offer to Purchase) shall have occurred, which the Purchaser did not know and could not have known of, and the Purchaser did not foresee and could not have foreseen, in each case, on the date of the Offer to Purchase, and such event would cause the terms of the Offer as a result of such event to become materially different from the terms which a reasonable offeror would have proposed had it known of such event on the date of the Offer to Purchase; and

š	at least one Israeli business day prior to the Expiration Date, the Purchaser shall not have failed to obtain any approvals, licenses, permits or consents of any competent authority or any other approval, which is required under applicable law in order to purchase the Shares pursuant to the Offer.

        The Offer is not conditioned on the availability of financing or the approval of the board of directors of Elron. Please see Section 11 of the Offer to Purchase, which sets forth in full the conditions to the Offer and specifies those conditions to the Offer that are waiveable by the Purchaser.

        5. If more than 4,440,000 Shares are validly tendered and not properly withdrawn prior to the Expiration Date, the Purchaser will purchase 4,440,000 Shares on a pro rata basis from all tendering shareholders. In these circumstances, the number of Shares that the Purchaser will purchase from each tendering shareholder will be based on the total number of Shares validly tendered and not properly withdrawn by all shareholders prior to the Expiration Date. You should consult with your broker or other financial or tax advisors on the possibility of designating the priority in which your Shares will be purchased in the event of proration.

        6. Promptly following the Expiration Date, the Purchaser will announce the results of the Offer and the proration factor, if any. If the Purchaser is unable to promptly determine the final proration results, the Purchaser will announce the preliminary results. Shares accepted for payment pursuant to the Offer will be paid promptly following the calculation of the final proration factor.

        7. Tendering shareholders will generally not be obligated to pay brokerage fees, service fees or commissions with respect to the purchase of Shares by the Purchaser in the Offer. Except as otherwise provided in Instruction 6 to the Letter of Transmittal, share transfer taxes will not be paid by the Purchaser.

        If you wish to have us tender any or all of your Shares held by us for your account, please (1) so instruct us by completing, executing and returning to us the instruction form contained in this letter and (2) if applicable to you, complete, execute and return to us the Declaration Form enclosed with this letter.

         IF YOU DO NOT WISH TO TENDER ANY SHARES, YOU MAY SIMPLY DO NOTHING.

        An envelope in which to return your instructions to us is enclosed. If you authorize the tender of your Shares in the Offer, all of your Shares will be tendered unless otherwise specified in your instructions. Your tender instructions (and Declaration Form, if applicable) should be forwarded to us in ample time to permit us to submit a tender on your behalf and, if you completed the Declaration Form, request an exemption from Israeli withholding tax on your behalf, prior to the Expiration Date.

        The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal and is being made to all of Elron shareholders. The Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant to the Offer, the Purchaser will make a good faith effort to comply with that state statute. If, after its good faith effort, the Purchaser cannot comply with that state statute, subject to applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Shares in that state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Purchaser will endeavor to make arrangements to have the Offer made on its behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

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TENDER INSTRUCTION LETTER
with respect to the Offer
to Purchase for Cash
of up to 4,440,000 Ordinary Shares
of
Elron Electronic Industries Ltd.

        The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated October 25, 2006 (the “Offer to Purchase”), and the related Letter of Transmittal, which as amended from time to time, together constitute the Offer, in connection with the tender offer of Discount Investment Corporation Ltd. (the “Purchaser”), to purchase up to 4,440,000 ordinary shares, par value NIS 0.003 per share (the “Shares”) of Elron Electronic Industries Ltd. (“Elron”), at a price of $12.00 per Share, net to the seller in cash, less any applicable withholding taxes, and without interest, upon the terms of, and subject to the conditions to, the Offer.

        This will instruct you to tender in the Offer the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Number of shares to be tendered: *  ____________________________________________________________________

Date:  ___________________________________________________________________________________________

________________________________________________________________________________________________
Signature(s)

________________________________________________________________________________________________

________________________________________________________________________________________________
Please type or print name(s)

________________________________________________________________________________________________

________________________________________________________________________________________________
Please type or print address

________________________________________________________________________________________________
Area code and telephone number

________________________________________________________________________________________________
Taxpayer Identification or Social Security Number

________________________________________________________________________________________________

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered in the Offer.

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